Exhibit 2.3
ADDENDUM
TO
AGREEMENT AND PLAN OF MERGER

THIS ADDENDUM (“Addendum”) made this 28th day of February and effective this 14th day of February, 2005 to the Agreement and Plan of Merger dated April 16, 2004 (“Merger Agreement”) by and between WindsorTech, Inc., a Delaware corporation (“Parent”), QualTech International Acquisition Corporation and QualTech Services Acquisition Corporation, Delaware corporations and wholly owned subsidiaries of Parent (collectively the “Merger Subs”), and QualTech International Corporation and QualTech Services Group, Inc., Minnesota corporations and the sole shareholders of Companies, Joel L. Owens and Jolene L. Owens, respectively, residents of Minnesota.

            WHEREAS, effective as of the effective date hereof, Parent and Merger Subs and Joel L. Owens have agreed to enter into a modified employment agreement;

            WHEREAS, the parties have agreed to modify terms associated with conditional additional merger consideration under the Merger Agreement wherein Joel L. Owens does not complete the Employment Period (as defined in the employment agreement between Joel L. Owens and Parent and Merger Subs dated February 14, 2005) due to his voluntary resignation of employment or early termination by the Parent or Merger Subs “for cause” prior to the last day of the Employment Period; and

            WHEREAS, the parties hereto acknowledge full and adequate consideration has been rendered in connection with the rights and obligations associated with this Addendum.

            NOW, THEREFORE, the parties to this Addendum agree as follows:

            Section 1.11 of the Merger Agreement, Contingent Additional Merger Consideration, shall be amended to include the following terms and conditions and additional provisions which shall control:

(1)
If Joel L. Owens voluntarily resigns his employment or is terminated “for cause” pursuant to the above-referenced employment agreement after receipt of contingent additional merger consideration and prior to February 14, 2007, then all cash and/or Parent common stock consideration received pursuant to Section 1.11 of the Merger Agreement must be returned by the entity paying the same within twenty (20) days after the termination date.

(2)
Parent shares, if any, issued pursuant to Section 1.11 shall not required to be subject to an effective registration statement until after February 13, 2007, at which time, the registration and timing requirements of Section 1.7(b) of the Merger Agreement shall apply.

(3)
The calculation of the number of Parent shares due pursuant to Section 1.1 shall be made using the average share price for Parent shares of common stock for the fifteen (15) trading days prior to February 14, 2007.

(4)	All other terms and provisions under Section 1.11 of the Merger Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum effective the day and year first written above.

            WINDSORTECH, INC.:                                             QUALTECH SERVICES
                                                                                                ACQUISITION CORPORATION:

By:  __________________________                         By: __________________________
                    Name: Marc Sherman                                                  Name: Joel L. Owens
                    Title:   CEO                                                                  Title: President

            QUALTECH INTERNATIONAL                               QUALTECH INTERNATIONAL
            ACQUISITION CORPORATION:                             CORPORATION:

            By:  __________________________                         By: __________________________
                    Name: Joel L. Owens                                                 Name: Joel L. Owens
                    Title: President                                                          Title: President

            QUALTECH SERVICES GROUP, INC.                    QUALTECH SERVICES GROUP,
                                                                                                INC. SOLE SHAREHOLDER:

            By:  __________________________                         _____________________________
                   Name: Joel L. Owens                                                   Jolene L. Owens
                   Title: President

            QUALTECH INTERNATIONAL
            CORPORATION SOLE SHAREHOLDER:

            ______________________________
            Joel L. Owens